Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Inna Vyadro	Paul Brauneis
Director of Investor Relations	Chief Financial Officer
Avici Systems	Avici Systems
978-964-2000	978-964-2000
ivyadro@avici.com	pbrauneis@avici.com

Avici Systems Reports First Quarter 2004 Results

North Billerica, MA, April 22, 2004— Avici Systems Inc. (NASDAQ: AVCI), today reported its first quarter results for the three months ended March 31, 2004.

Gross revenue for the first quarter ended March 31, 2004 was $7.0 million compared to $7.6 million for the comparable three month period ended March 31, 2003. Revenue, net of common stock warrant discount, for the March 2004 quarter was $6.4 million, compared to $6.8 million for the same period last year.

GAAP net loss for the first quarter ended March 31, 2004 was $9.1 million, or $0.73 per share, compared to a GAAP net loss of $12.7 million, or $1.03 per share, in the prior year’s first quarter. GAAP net loss for the 2004 and 2003 first quarter periods includes $0.7 million and $1.3 million, respectively, for non-cash equity based charges, namely common stock warrant discount and stock based compensation and, in the 2004 first quarter, a credit of $0.2 million resulting from the further utilization of certain inventory previously considered excess.

Excluding these charges and credits, non-GAAP net loss and net loss per share for the three months ended March 31, 2004 was $8.6 million, or $0.69 per share, compared to a net loss of $11.4 million, or $0.93 per share, in the prior year quarter ended March 31, 2003.

Cash, marketable securities and long-term investments totaled $94 million at March 31, 2004.

“Despite the shortfall in first quarter revenue, we saw year-over-year improvement in our cash flow and net loss due to prudent expense management, “ said Steve Kaufman, President and CEO. “Our channel strategy is starting to payoff globally with new customer wins. Avici’s new business pipeline is also growing as carriers seek to upgrade their networks with more reliable, scalable and economical core routers.”

Avici will discuss these quarterly results as well as future business and financial expectations in an investor conference call today at 8:30 AM eastern daylight savings time. The conference telephone number is 888-423-3280. A replay of the conference call will be available after 1 PM. Replay information will be available at 800-745-6701, access code: 728285. Replay of this call is also available on Avici’s Web site, www.avici.com, along with a copy of this release.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, timely product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

###

AVICI SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Product	$5,820	$6,663
Service	1,134	927

Total gross revenue	6,954	7,590
Less – Common stock warrant discount – Product	(527)	(817)

Net revenue	6,427	6,773

Cost of revenue – Product (1)	2,056	3,261
Cost of revenue – Service	594	762

Total cost of revenue	2,650	4,023

Gross margin	3,777	2,750

Operating expenses:
Research and development (2)	9,085	11,341
Sales and marketing (2)	2,705	2,801
General and administrative (2)	1,335	1,541
Stock-based compensation	137	452

Total operating expenses	13,262	16,135

Loss from operations	(9,485)	(13,385)
Interest income, net	407	685

Net loss	$(9,078)	$(12,700)

Net loss per basic and diluted share	$(0.73)	$(1.03)

Weighted average common shares used in computing basic and diluted net loss per share	12,431,081	12,340,912

(1) Includes benefit from the utilization of inventory previously written off in 2001 as being in excess of demand	$209	$—

(2) Excludes non-cash, stock-based compensation, as follows:
Research and development	$100	$276
Sales and marketing	22	88
General and administration	15	88

	$137	$452

AVICI SYSTEMS INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(unaudited)

Note 1

	Three Months Ended March 31,
	2004	2003
Revenue:
Product	$5,820	$6,663
Service	1,134	927

Total gross revenue	6,954	7,590
Cost of revenue - Product	2,265	3,261
Cost of revenue – Service	594	762

Total cost of revenue	2,859	4,023

Gross margin	4,095	3,567

Operating expenses:
Research and development	9,085	11,341
Sales and marketing	2,705	2,801
General and administrative	1,335	1,541

Total operating expenses	13,125	15,683

Loss from operations	(9,030)	(12,116)
Interest income, net	407	685

Non-GAAP net loss	$(8,623)	$(11,431)

Non-GAAP net loss per basic and diluted share	$(0.69)	$(0.93)

Weighted average common shares used in computing basic and diluted net loss per share	12,431,081	12,340,912

Note 1 – The above non-GAAP consolidated statements of operations for the March 31, 2004 and March 31, 2003 are not presented in accordance with generally accepted accounting principles (GAAP) and are presented for informational purposes only. These statements exclude the impact of non-cash charges related to common stock warrant discount and certain stock based compensation as well as credits resulting from utilization of excess inventory as presented in the following reconciliation. The Company believes that this presentation of non-GAAP results provides helpful information to both management and investors in assessing our operating performance.

	Three months ended March 31,
	2004	2003
Non-GAAP net loss	$(8,623)	$(11,431)
Common stock warrant discount	(527)	(817)
Non-cash stock based compensation	(137)	(452)
Utilization of excess inventory	209	—

GAAP net loss	$(9,078)	$(12,700)

AVICI SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2004	December 31, 2003
Assets
Cash and marketable securities	$72,615	$63,614
Inventories, net	1,358	1,206
Trade accounts receivable, net	4,445	6,620
Other current assets	1,007	1,200

Total current assets	79,425	72,640

Long-term investments	21,204	32,316
Property and equipment, net	9,237	10,658
Contract distribution rights	5,794	—
Other assets	244	432

Total assets	$115,904	$116,046

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$12,574	$13,084
Deferred revenue	2,519	2,689
Current portion of capital lease obligations	—	46
Stockholders’ equity	100,811	100,227

Total liabilities and stockholders’ equity	$115,904	$116,046

December 31, 2003 amounts are derived from audited financial statements.